Exhibit 99.1

News Release	Zep Inc. 1310 Seaboard Industrial Blvd., NW Atlanta, GA 30318 www.zepinc.com

Zep Inc. Announces Early Termination of the Hart-Scott-Rodino Waiting Period

ATLANTA, November 15, 2012 (BUSINESS WIRE) — Zep Inc. (NYSE: ZEP) today announced it has received notice from the Federal Trade Commission granting early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the previously announced sale of Ecolab Inc.’s Vehicle Care division to Zep Inc.  No other regulatory approval is required prior to the consummation of the transaction.  The transaction is expected to close on December 1, 2012 and remains subject to other standard closing conditions.

Forward Looking Statements and use of Non-GAAP Information

This release contains, and other written or oral statements made by or on behalf of Zep may include, forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.  Specifically, the statement regarding the expected closing date of the transaction described above is a forward-looking statement.

Such forward-looking statement is subject to certain risks and uncertainties that could cause actual results, expectations, or outcomes to differ materially from our expectation. These risks and uncertainties include, but are not limited to, matters that may affect the ability of the parties to satisfy the customary closing conditions.

About Zep Inc.

Zep Inc., with fiscal year 2012 net sales of $654 million, is a leading producer and marketer of a wide range of cleaning and maintenance solutions for commercial, industrial, institutional, and consumer end-markets. Zep Inc.’s product portfolio includes anti-bacterial and industrial hand care products, cleaners, degreasers, deodorizers, disinfectants, floor finishes, sanitizers, and pest and weed control products, as well as high performance products and professional grade chemical products for the automotive, fleet maintenance, industrial/MRO supply, institutional supply and motorcycle markets. We market these products and services under well recognized and established brand names, such as Zep®, Zep Commercial®, Zep Professional®, Enforcer®, National Chemical™, Selig™, Misty®, Next Dimension™, Petro®, i-Chem®, TimeMist®, TimeWick™, MicrobeMax®, Country Vet®, Konk®, Niagara National™, Washtronics™, FC Forward Chemicals®, Rexodan®, Mykal™, and a number of private labeled brands. Founded in 1937, some of Zep’s brands have been in existence since 1896. Zep Inc. is headquartered in Atlanta, Georgia. Visit our website at www.zepinc.com.

Investor Contact:

Don De Laria

Zep Inc.

404-350-6266

don.delaria@zep.com

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